Registration No. 33-58488

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                Post-Effective Amendment No. 2 on
                            Form S-3
                     REGISTRATION STATEMENT

                UNDER THE SECURITIES ACT OF 1933

                       SPRINT CORPORATION
     (Exact name of registrant as specified in its charter)

            Kansas                          48-0457967
   (State of incorporation)              (I.R.S. Employer
                                       Identification No.)

   P.O. Box 11315, Kansas City, Missouri 64112, (913) 624-3000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          DON A. JENSEN
                  Vice President and Secretary
                       Sprint Corporation
                         P.O. Box 11315
                  Kansas City, Missouri  64112
                    Telephone (913) 624-3326
    (Name, address, including zip code, and telephone number,
           including area code, of agent for service)
                    ________________________
Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this
                     Registration Statement.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. X
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ___
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act
registration   statement   number  of   the   earlier   effective
registration statement for the same offering. ___
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___

                        Explanatory Note

      This Post-Effective Amendment No. 2 is being filed with respect to an aggregate of 1,163,514 shares of Sprint Corporation FON Common Stock - Series 1, par value $2.00 per share ("FON Stock"), and 581,757 shares of Sprint Corporation PCS Common Stock - Series 1, par value $1.00 per share ("PCS Stock"), issuable under Sprint's Automatic Dividend Reinvestment Plan.

      This Registration Statement as originally filed related to the offering of 1,500,000 shares of Sprint Common Stock ("Sprint Common Stock") issuable under the Automatic Dividend Reinvestment Plan. 336,486 of such shares have been issued by Sprint, leaving 1,163,514 shares. On November 23, 1998, following approval by Sprint's shareholders, Sprint's Articles of Incorporation were restated to reclassify each share of Sprint Common Stock into one share of FON Stock and one-half of a share of PCS Stock. Accordingly, the purpose of this Post-Effective Amendment No. 2 is to reflect the reclassification of the remaining 1,163,514 shares of Sprint Common Stock into the 1,163,514 shares of FON Stock and the 581,757 shares of PCS Stock now covered by this Registration Statement. Since participants in the Automatic Dividend Reinvestment Plan cannot purchase PCS Stock through the Plan, the Registration Statement is also being amended to deregister the 581,757 shares of PCS Stock.


PROSPECTUS
                     SPRINT CORPORATION
                      FON Common Stock
                 (Par Value $2.00 Per Share)
                       ______________
            Automatic Dividend Reinvestment Plan
                       ______________

      The Automatic Dividend Reinvestment Plan of Sprint Corporation provides holders of its FON Common Stock with a method of purchasing additional shares of FON Common Stock without payment of any brokerage commission or service charge. Any holder of record of FON Common Stock is eligible to join the Plan. The FON Common Stock is listed on the New York Stock Exchange under the symbol "FON." Of the original issue shares authorized for issuance under the Plan, 1,163,514 shares of FON Common Stock remained available for issuance at November 25, 1998.

     You may:

     1. automatically reinvest cash dividends on all of your FON Common Stock.

     2. automatically reinvest cash dividends on less than all of your FON Common Stock and continue to receive cash dividends on the remaining FON Common
          Stock.

     3.   invest optional cash payments in FON Common Stock.
          Optional cash payments cannot exceed $5,000 per quarter. A minimum payment of $25 is required.

     4. invest both cash dividends and optional cash payments in FON Common Stock.

     You cannot invest in PCS Common Stock through the Plan.

      Both the FON Common Stock and the PCS Common Stock are classes of common stock of Sprint and are subject to all of the risks of an equity investment in Sprint and all of Sprint's businesses, assets and liabilities.

      UMB Bank, n.a., administers the Plan. It may purchase shares of FON Common Stock for the accounts of participants directly from Sprint, on the open market or from private sources. If the Agent purchases shares from Sprint, the price of your shares will be the average of the high and low sales price of the FON Common Stock on the relevant Investment Date. If the Agent purchases shares on the open market or from private sources, the price of your shares will be the Agent's average cost. You receive no discount on purchases under the Plan. The closing price of the FON Common Stock on November 25, 1998, as shown by the composite listing of transactions as published in major newspapers, was $74.625.
                       _______________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these
                         securities
 or passed upon the adequacy or accuracy of this Prospectus.
                             Any
    representation to the contrary is a criminal offense.
                       ______________
      The date of this Prospectus is December __, 1998.

                      TABLE OF CONTENTS

                                                    Page
Where You Can Find More Information                    2
Sprint Corporation                                     3
Use of Proceeds                                        4
Plan of Distribution                                   4
Automatic Dividend Reinvestment Plan                   4
Validity of the FON Common Stock                       16
Indemnification for Securities Act Liabilities         16


             WHERE YOU CAN FIND MORE INFORMATION

      Sprint files annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement on Form S-3 of which this Prospectus is a part, as well as reports, proxy statements and other information filed by Sprint, at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of such material from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can call the SEC at 1-800-732-0330 for information regarding the operation of its Public Reference Room. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants (like Sprint) that file electronically.

      In addition, you can inspect reports, proxy statements and other information concerning Sprint at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which exchange the FON Common Stock and the PCS Common Stock is listed.

      This  Prospectus describes the Plan.  You should  read
it,  together  with  the  additional  information  that   is
incorporated by reference as described below.

      This  Prospectus  is part of a Registration  Statement
that  we  have filed with the SEC.  To see more detail,  you
should   read  the  exhibits  filed  with  our  Registration
Statement.

      The SEC allows this Prospectus to "incorporate by reference" certain other information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that we have registered.

     --   Sprint's Annual Report on Form 10-K for the year ended
          December 31, 1997.

     -- Sprint's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1998.

     --   Sprint's Current Reports on Form 8-K dated May 26, June
          29, October 28, November 2, and November 12, 1998.

     -- Sprint's Proxy Statement/Prospectus that forms a part of Registration Statement No. 333-65173.

     --   The description of FON Common Stock contained  in
          Sprint's Registration Statement on Form 8-A relating to the FON Common Stock, filed November 2, 1998.

     --   The description of PCS Common Stock contained  in
          Sprint's Registration Statement on Form 8-A relating to the PCS Common Stock, filed November 2, 1998.

     --   The description of FON Group Rights contained  in
          Amendment No. 2 to Sprint's Registration Statement on Form 8-A relating to the FON Group Rights, filed November 25, 1998.

     --   The description of PCS Group Rights contained  in
          Amendment No. 1 to Sprint's Registration Statement on Form 8-A relating to the PCS Group Rights, filed November 25, 1998.


      If you request such information in writing or by telephone, we will provide to you, at no cost, a copy of any or all of the information incorporated by reference in the Registration Statement of which this Prospectus is a part. Requests should be addressed to: Sprint Corporation, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, Attention:
Investor Relations (telephone number:  (800) 259-3755).


                     SPRINT CORPORATION

      Sprint is a diversified telecommunications service provider, offering wireless personal communications (PCS) services, long distance services and local services. The mailing address of Sprint's principal executive offices is 2330 Shawnee Mission Parkway, Westwood, Kansas 66205 and its telephone number is (913) 624-3000.

      In November, 1998, Sprint completed the acquisition of
ownership  and  control  of the PCS business  that  operates
under  the  Sprint  PCS(Registered)  brand  name.  As  a  result,   its
operations have been divided into the PCS Group and the  FON
Group.  In addition, in connection with the restructuring of its  PCS  operations,  Sprint's outstanding  publicly-traded common  stock was recapitalized into two classes  of  common stock  of  Sprint:  PCS Common Stock and FON  Common  Stock.
The  trading  price of the PCS Common Stock  should  reflect
separately  the performance of the PCS Group.   The  trading
price of the FON Common Stock should reflect separately the performance of the FON Group.

     The PCS Group operates a 100% digital PCS wireless network in the United States with licenses to provide service nationwide utilizing a single frequency band and single technology. The PCS Group owns licenses to provide service to the entire United States, including Puerto Rico and the U.S. Virgin Islands.

     The FON Group consists of all of Sprint's businesses and assets not included in the PCS Group. The FON Group's long distance division is the nation's third largest provider of long distance telephone services. The long distance division operates a nationwide, all digital long distance telecommunications network that uses state-of-the-art fiber-optic and electronic technology. The long distance division provides domestic and international voice, video and data communications services. The FON Group's local telecommunications division consists primarily of regulated local exchange carriers serving more than 7.5 million access lines in 18 states. The local telecommunications division provides local services and access for telephone customers and other carriers to the division's local exchange facilities, and sells telecommunications equipment and long distance services within specified geographic areas. The FON Group's product distribution and directory publishing businesses consist of wholesale distribution of telecommunications equipment and publishing and marketing white and yellow page telephone directories.

      Other telecommunications activities of the FON Group include (1) emerging businesses, which consist of the development of new integrated communications services, integration management and support services for computer networks and international development activities outside the scope of Global One, (2) Sprint's interest in the Global One international strategic alliance, a joint venture with France Telecom S.A. and Deutsche Telekom AG, and (3) Sprint's other telecommunications investments and alliances, such as its investment in Earthlink Network, Inc., an internet service provider. France Telecom and Deutsche Telekom are European telephone companies with a combined 20% strategic equity investment in Sprint.


                       USE OF PROCEEDS

      We do not know either the number of shares that will ultimately be purchased under the Plan or the prices at which such shares will be purchased. When we sell shares to the Plan, the proceeds will be allocated to the FON Group and used for general corporate purposes and for advances to, and additional equity investment in, Sprint's subsidiary companies and joint ventures to facilitate additions and improvements to the property, plant and equipment of such companies and to fund operations. We are unable to determine the amount of the proceeds that will be devoted to any of these purposes.


                    PLAN OF DISTRIBUTION

     We are offering the holders of our FON Common Stock the opportunity to purchase additional shares of FON Common Stock through an Automatic Dividend Reinvestment Plan without payment of any brokerage commission or service charge.


            AUTOMATIC DIVIDEND REINVESTMENT PLAN

      UMB Bank, n.a., administers the Plan. The provisions of the Plan are set forth below in question and answer form.


                           PURPOSE

1.   What is the purpose of the Plan?

      The purpose of the Plan is to provide you with a convenient method of investing cash dividends on your FON Common Stock and/or optional cash payments in additional shares of FON Common Stock without payment of any brokerage commission or service charge. You cannot purchase PCS Common Stock through the Plan.

                         ADVANTAGES

2.   What are the advantages of the Plan?

      You may (1) automatically reinvest cash dividends on all or less than all of your shares of FON Common Stock in additional shares of FON Common Stock, or (2) invest optional cash payments, not to exceed $5,000 per quarter (minimum payment of $25), in additional shares of FON Common Stock, or (3) both reinvest cash dividends and invest optional cash payments in FON Common Stock. You can make optional cash payments without reinvesting any of your cash dividends, except that the dividends on any shares of FON Common Stock that you purchase under the Plan will be reinvested until such time as you withdraw such shares from the Plan or you sell or transfer such shares. You will pay no commission or service charge in connection with purchases under the Plan. The Plan permits fractions of shares, as well as full shares, to be credited to your account. In addition, the Agent will credit dividends on fractions of shares, as well as on full shares, to your account and the Agent will reinvest the dividends in shares of FON Common Stock. The Agent will provide you with regular statements of your account for recordkeeping.

     You may also deposit your FON Common Stock certificates for safekeeping with the Agent and have your ownership of such FON Common Stock maintained on the Agent's records as part of your Plan account (see Question 8).

      You may transfer, at any time and at no cost, some or all of the shares you hold under the Plan to another person or persons (see Question 22).


                       ADMINISTRATION

3.   Who administers the Plan?

     The Agent, UMB Bank, n.a., acts as your agent and keeps a record of your account, sends statements of account to you and performs other duties relating to the Plan. Should UMB Bank, n.a. resign, another agent will be asked to serve. You should send all communications regarding the Plan to the Agent addressed as follows:

                    UMB Bank, n.a.
                    P.O. Box 410064
                    Kansas City, Missouri  64141-0064


                        PARTICIPATION

4.   Who is eligible to participate?

      If you are a holder of record of shares of FON Common Stock, you are eligible to purchase shares of FON Common Stock through the Plan. If you only hold shares of PCS Common Stock, you cannot participate in the Plan. If you do not hold shares of FON Common Stock in your own name, you must become a stockholder of record by having the shares transferred into your name.


5.   How do you participate?

      You may join the Plan by completing and signing an Authorization Form and returning it to the Agent. You may obtain an Authorization Form at any time by writing the Agent at the above address or by writing Sprint, as follows:

                    Sprint Corporation
                    Dividend Reinvestment
                    P.O. Box 11315
                    Kansas City, Missouri  64112-0315


6.   When can you join the Plan?

      You may join the Plan at any time. If the Agent receives your Authorization Form on or before the record date for the next dividend, the Agent will invest the amount of your dividend in additional shares of FON Common Stock. If the Agent receives your Authorization Form after the record date for a dividend, the dividend reinvestment will not start until payment of the following dividend. Dividend payment dates for FON Common Stock will normally be on the last business day of March, June and September and in the last week of December, and dividend record dates will normally be about three weeks before the dividend payment dates. If the Agent receives your optional cash payment before an Investment Date (see Question 13), it will invest your payment in additional shares of FON Common Stock on the Investment Date. If the Agent does not receive your cash payment before an Investment Date, your purchases will start with the next Investment Date, which will usually be in the following month.

      For example, to initially invest a quarterly dividend payable at the next dividend payment date (assuming declaration of a dividend), the Agent must receive your Authorization Form by the record date for that dividend. If the Agent receives your Authorization Form after the record date, we will pay you the dividend in cash. The Agent will invest all optional cash payments received by it before an Investment Date in FON Common Stock on such Investment Date.
7.   What does the Authorization Form provide?

      By checking the appropriate box on the Authorization Form, you can (1) direct us to pay to the Agent all or less than all of your cash dividends on FON Common Stock (after withholding any required income taxes) on the shares registered in your own name and direct the Agent to reinvest the cash dividends and any optional cash payments received from you, or (2) direct the Agent to invest only optional cash payments that you make. The Agent will use cash dividends on shares of FON Common Stock purchased under the Plan to purchase additional shares of FON Common Stock unless you sell, transfer or withdraw the shares from the Plan (see Questions 20, 21 and 22). You can change your participation only by submitting a new Authorization Form. You should send optional cash payments directly to the Agent. You should make your check or money order payable to UMB Bank, n.a.


8.   How does Share Safekeeping work?

      At the time of enrollment in the Plan, or at any later time, you may use the Plan's "share safekeeping" service to deposit any FON Common Stock certificates in your possession with the Agent. The Agent will credit the shares to your account under the Plan. Thereafter, dividends on those shares will be reinvested until you sell, transfer or withdraw the shares from the Plan (see Questions 20, 21 and 22).

      By using the Plan's share safekeeping service, you no longer bear the risk associated with loss, theft or destruction of stock certificates. Also, you can sell or transfer shares deposited with the Agent through the Plan in a convenient and efficient manner (see Questions 21 and 22).

       If you wish to deposit your FON Common Stock certificates with the Agent, you must complete and return to the Agent, by registered, insured mail, the FON Common Stock certificates you want to deposit along with a properly completed Share Safekeeping Form. You should not endorse the certificates. You can get a Share Safekeeping Form from the Agent.

      You cannot deposit certificates for PCS Common Stock with the Agent for safekeeping.


                            COSTS

9. Do you incur any expenses if you participate in the Plan?

      We will pay all fees, commissions and expenses in connection with the purchase of shares of FON Common Stock under the Plan. We will also pay all costs of administering the Plan, except when you sell shares held in the Plan (see Questions 21, 25 and 26).


                          PURCHASES

10.  How many shares of FON Common Stock will you purchase?

     The number of shares you purchase depends on the amount of your dividend (after deducting any required income tax withholding) on shares that you designate to participate in the Plan, any optional cash payments you make, and the price of the shares of FON Common Stock purchased. Your account will be credited with that number of shares, including partial shares, equal to the sum of the total amount of your reinvested dividend plus the total amount of your optional cash payment (if an optional cash payment is made), divided by the purchase price of the FON Common Stock (see Question
12).


11. What happens if your dividends are subject to income tax withholding?

      If your dividends are subject to United States income tax withholding, the Agent will apply the net amount of your dividend, after the deduction of taxes, to the purchase of shares of FON Common Stock. If you want to invest the full amount of your dividends, you may tender an optional cash payment to the Agent for the withholding amount, so long as the payment is not less than the minimum payment or more than the maximum payment (see Questions 15, 16 and 17).


12. How much will the shares of FON Common Stock that you purchase under the Plan cost you?

      The Agent will purchase shares from us, to the extent that we make shares available to the Agent. The Agent will purchase any other shares required for the Plan on the open market or from private sources. The price of shares purchased from us will be the average of the high and low sale prices of the FON Common Stock on the relevant Investment Date as shown by the composite listing of transactions as published in major newspapers. The price of shares purchased on the open market or from private sources will be the average cost per share of all shares so purchased for the relevant Investment Date (see Question
13).


13.  When is the Investment Date?

      The Investment Date will be the dividend payment date, or the last trading day before the dividend payment date if there is no trade reported on the dividend payment date, in any calendar month in which a cash dividend is payable on the FON Common Stock. Dividend payment dates will normally be on the last business day of March, June and September and in the last week of December.

      In all other calendar months the Investment Date will be the thirtieth day of that month (or the last day of February), or the last trading day before that date if there is no trade reported on the thirtieth day (or the last day of February).

      There will normally be only one Investment Date in a month. However, in any month in which a cash dividend is payable and the dividend payment date is before the last five business days in the month, there will be a second Investment Date for optional cash payments on the thirtieth day of that month (or the last day of February), or the last trading day before that date if there is no trade reported on the thirtieth day (or the last day of February).


14.  When will the Agent purchase shares?

      The Agent will purchase shares acquired from us as of the close of business on the Investment Date. The Agent will purchase shares acquired on the open market or from private sources promptly and in no event later than thirty days after the Investment Date. These purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market, or by negotiated transactions, and are subject to whatever terms and conditions, including price and delivery, the Agent agrees to. Dividend and voting rights will begin on the settlement date, which is normally three business days after the purchase, whether from us or any other source. For the purpose of making purchases, the Agent will commingle your funds with those of all other participants.


                   OPTIONAL CASH PAYMENTS

15.  How does the cash payment option work?

     Each month the Agent will use any optional cash payment received from you before the Investment Date for the month to purchase additional shares of FON Common Stock for your account on the Investment Date. If there is more than one Investment Date in a month, the Agent will use your optional cash payment to purchase additional shares of FON Common Stock on the first Investment Date after receipt of your payment. The Agent will use any optional cash payment not received before an Investment Date in any month to purchase additional shares for your account on the Investment Date in the following month.

16.  How can you make an optional cash payment?

      You can make an optional cash payment each month. Optional cash payments must be at least $25 per payment and cannot exceed a total of $5,000 per quarter. Each time you make an optional cash payment, you will receive an updated statement after the payment is invested.

     You may make an optional cash payment when enrolling by enclosing with the Authorization Form a check or money order payable to the Agent, UMB Bank, n.a. You can also make an optional cash payment by using the remittance form attached to your account statement sent by the Agent. You do not need to send the same amount of money each time and you are not required to make an optional cash payment each month or each quarter.


17.  When should you make an optional cash payment?

      The Agent will invest optional cash payments received before an Investment Date in any month on the Investment
Date. If the Agent does not receive an optional cash payment before an Investment Date, the Agent will hold the payment until the next Investment Date. You will not be paid any interest on cash payments. We suggest that you send optional cash payments to the Agent at least ten business days before the end of a month.


                   REPORTS TO PARTICIPANTS

18.  What kind of reports will you receive?

      You will receive from the Agent a quarterly statement of your account. If you make an optional cash payment, you will receive an updated statement after your optional cash payment is invested. In addition, you will receive from us or the Agent copies of the same communications sent to every other holder of FON Common Stock, including the Annual Report to Stockholders, Notice of Annual Meeting and Proxy Statement, and IRS information return reporting dividends paid (Form 1099-DIV).

     You should keep your statements for income tax purposes since the statements provide information regarding the cost basis of shares that you purchase through the Plan. You will need this information when you sell or transfer the shares in a taxable transaction (see Question 31).


                          DIVIDENDS

19. Will you be credited with dividends on fractions of shares?

      You will be credited with the amount of dividends attributable to fractions of shares in your account under the Plan and the dividends will be reinvested.


                   CERTIFICATES FOR SHARES

20.  Will the Agent issue certificates for shares of FON
Common Stock you hold in the Plan?

      You normally will not receive certificates for shares of FON Common Stock purchased under the Plan. Your statement of account will show the number of shares credited to your account under the Plan. This convenience protects against loss, theft or destruction of stock certificates.

      If you make a written request that a certificate be issued, the Agent will issue to you a certificate for any number of whole shares credited to your account under the Plan (whether purchased under the Plan or deposited with the Agent for safekeeping). Your participation in the Plan will not terminate. However, if you are reinvesting your cash dividends only on shares credited to your account under the Plan, the issuance of a certificate for such shares will remove them from the Plan and the cash dividends on such shares will not be reinvested thereafter. Any full shares and fraction of a share not issued will continue to be credited to your account and cash dividends on such shares will continue to be reinvested in FON Common Stock.

      You may not pledge shares credited to your account under the Plan as collateral. If you want to pledge your shares, you must request that a certificate for the shares be issued to you in your name.

      The Agent will not issue certificates for fractions of shares under any circumstances.


21.  How do you  sell shares held in the Plan?

      You may ask the Agent to sell any number of shares, including fractional shares, held in your account at any time by giving written instructions to the Agent. The Agent will make the sale as soon as practicable after it receives the request. If your account is in the name of more than one person, each individual whose name is on the account must execute the request to sell shares. You (and any co-owner) will receive the proceeds, less an administration charge of $2.00 and applicable brokerage commissions, if any. The Agent will pay the proceeds of shares sold through the Plan by check.

      If the Agent receives instructions for the sale of all shares credited to your account on or after an ex-dividend date but before the related dividend payment date, the Agent will not process the sale until after the dividend payment date. The dividends on the shares will be reinvested on the dividend payment date and the shares purchased with the dividends will be included in the shares sold. If the Agent receives instructions for the sale of less than all your shares on or after an ex-dividend date but before the related dividend payment date, the Agent will process the sale as soon as practicable and the dividend on the shares that have been sold, as well as the dividend on the shares remaining in the account, will be reinvested on the dividend payment date and the shares purchased will be credited to your account. The ex-dividend date is two business days before the record date and will normally be approximately four weeks before the dividend payment date.


22.  How do you transfer shares held in the Plan?

     If you want to transfer the ownership of all or part of the shares held in your Plan account to another person, whether by gift, private sale or otherwise, you may make the transfer by mailing a properly completed and executed stock assignment (stock power) to the Agent. You must transfer a whole number of shares, unless the transfer is to another participant in the Plan, in which case you may transfer any number of shares, including fractional shares. If you transfer all whole shares in your account, any remaining fractional share will remain in your account and dividends on the fractional share and any optional cash payment will be invested in FON Common Stock unless you instruct the Agent to sell the fractional share or otherwise indicate that you want to terminate participation in the Plan. If you instruct the Agent to sell the fractional share, the Agent will sell the fractional share and mail the proceeds (less any sales commission and a handling charge of $2.00) directly to you (see Question 26).

      You must include in your written request for transfer that you send to the Agent the names, addresses and tax identification number of the transferees and you must also send an executed stock assignment (stock power) with medallion signature guarantee. Your signature and the signatures of any co-owners on the assignment must correspond exactly with the names on the account.

      If the Agent receives instructions for the transfer of all shares credited to your Plan account on or after an ex-dividend date but before the related dividend payment date, the Agent will not process the transfer until after the dividend payment date. The Agent will reinvest the dividends on the shares on the dividend payment date and the shares purchased with the dividends will be included in the shares transferred. If the Agent receives instructions for the transfer of less than all your shares on or after an ex-dividend date but before the related dividend payment date, the Agent will process the transfer as soon as practicable and the Agent will reinvest the dividend on the shares that have been transferred, as well as the dividend on the shares remaining in your account, on the dividend payment date and will credit the shares purchased to your account.

     The Agent will issue a stock certificate for the shares
transferred   to   the  transferees  and  mail   information
pertaining to the Plan to the transferees, unless the transferees already participate in the Plan.


                         TERMINATION

23.  How do you terminate your participation in the Plan?

      You   may  terminate  participation  in  the  Plan  by
notifying the Agent, in writing, that you want to terminate.


24.  When does your notice of termination become effective?

      A notice of termination is normally effective when the Agent receives it. However, if the Agent receives the notice on or after an ex-dividend date and before the related dividend payment date, the notice will be effective after that dividend payment date. The Agent will invest the dividend paid on that date and any optional cash payment under the Plan. The Agent will process the notice of termination after crediting your account with the shares purchased.

      After your termination from the Plan, we will pay dividends in cash directly to you unless you elect to re-enroll in the Plan, which you may do at any time.


25. How will certificates for shares be distributed to you when you terminate participation in the Plan?

      When you terminate participation in the Plan, or if we terminate the Plan, the Agent will issue a certificate for whole shares credited to your account under the Plan. The Agent will mail to you a cash payment for any fraction of a share, less any sales commission and an administration charge of $2.00 (see Question 26). Upon termination, you may ask the Agent to sell all of the shares, both whole and fractional, credited to your account in the Plan (see Question 21).


26. What happens to a fraction of a share when you request to terminate participation in the Plan or we terminate the Plan?

     When you terminate participation in the Plan, the Agent will mail to you a cash payment representing the proceeds from the sale of any fraction of a share. This cash payment will be based on the then current market price of the shares of FON Common Stock, less any sales commission and an administration charge of $2.00. We will also make adjustments for fractional shares if we terminate the Plan.

                      OTHER INFORMATION

27. What happens when you sell or transfer a portion of your shares in the Plan?

     If you are reinvesting the cash dividends on all of the shares of FON Common Stock registered in your name and you dispose of a portion of the shares, the Agent will continue to reinvest the dividends on the remaining shares.

      If you are reinvesting the cash dividends on part of the shares of FON Common Stock registered in your name and you dispose of a portion of those shares, the Agent will continue to reinvest the dividends on the remaining shares up to the number of shares you originally authorized.

     For example, if you authorized the Agent to reinvest the cash dividends on 50 shares of a total of 100 shares registered in your name, and then you dispose of 25 shares, the Agent would continue to reinvest the cash dividends on 50 of the remaining 75 shares. If instead you dispose of 75 shares, the Agent would continue to reinvest the cash dividends on all of the remaining 25 shares.

      The Agent will continue to reinvest the dividends on shares credited to your account under the Plan until you sell or transfer the shares or withdraw the shares from the Plan.


28.  Does participation in the Plan involve any risk?

      The Plan itself creates no additional risk. Your risk is the same as with any other investment in shares of FON Common Stock. You should recognize that by purchasing through the Plan, you lose any advantage otherwise available from being able to select the timing of your purchases. You must recognize that neither Sprint nor the Agent can assure you a profit or protect you against a loss on the shares you purchase under the Plan.


29. What happens if we issue a stock dividend, declare a stock split or have a rights offering?

      Any shares distributed by us as a stock dividend on shares credited to your account, or upon any split of such shares, will be credited to your account and held by the Agent for safekeeping. Stock dividends distributed on shares registered in your name that are not held by the Agent under the Plan, as well as shares distributed on account of any split of such shares, will be mailed directly to you. In a rights offering, your entitlement will be based upon your total holdings, including shares credited to your account under the Plan. The Agent will sell rights (except for the FON Group Rights provided for by our Shareholder Rights Plan) applicable to shares credited to you under the Plan and credit the proceeds to your account under the Plan. The Agent will then apply the proceeds as an optional cash payment to purchase shares of FON Common Stock on the next Investment Date.


30.  How will your shares be voted at stockholder meetings?

      We will mail you a proxy to vote all of your shares held in the Plan. The shares will be voted in the manner you direct in the proxy. If you do not return the proxy or vote in person at the meeting, your shares will not be voted.


31. What are the Federal income tax consequences of participating in the Plan?

      (1) For Federal income tax purposes, you must include as taxable income the amount of the cash dividend (before deduction of any required back-up withholding) that you would have received if you had not reinvested the dividend in FON Common Stock. The information return (Form 1099-DIV) we send to you and the Internal Revenue Service at year-end will report the total amount of the dividends.

      (2) The tax basis per share for shares of FON Common Stock you acquire pursuant to the Plan is equal to the purchase price per share as described in Question 12, plus any brokerage commissions paid by us. Brokerage commissions paid by us on your behalf in acquiring the stock are treated as distributions subject to income tax in the same manner as dividends. The information return (Form 1099-DIV) we send to you and the Internal Revenue Service at year-end will include the brokerage commissions paid on your behalf during the year.

     (3) Your holding period for shares of FON Common Stock acquired pursuant to the Plan will begin on the day following the purchase of such shares.

     (4) You will not recognize any taxable income when you request and receive certificates for whole shares credited to your account.

      (5) You will recognize gain or loss when you sell or transfer shares in a taxable transaction and, in the case of a fractional share, when you receive a cash payment for a fraction of a share credited to your account upon termination of participation in the Plan. The amount of the gain or loss will be the difference between the amount you receive for the shares or fraction of a share and the tax basis of the shares or fraction of a share.

      (6) Shares of FON Common Stock purchased under the Plan have FON Group Rights issued pursuant to our Shareholders Rights Plan attached. Depending upon the circumstances, you may recognize taxable income if the FON Group Rights become exercisable or are exercised for shares of FON Common Stock or for common stock of an acquiring company. Sprint's redemption of the FON Group Rights also would be a taxable event.

      The Federal income tax discussion set forth above is included for general information only. You should consult your tax advisor with respect to the tax consequences of participation in the Plan and the sale or transfer of shares purchased under the Plan.


32.  What is the Agent's responsibility under the Plan?

      The Agent, UMB Bank, n.a., had no responsibility for the preparation and contents of this Prospectus or of the Registration Statement of which this Prospectus is a part. In performing its duties under the Plan, the Agent will not be liable for any act it does in good faith, or for any good faith omission to act, including any claims of liability arising out of failure to terminate your account upon your death before it receives notice in writing of your death.


33.  Can we change or discontinue the Plan?

     We reserve the right to suspend, modify or terminate the Plan at any time. We will send you a notice if we decide to suspend, modify or terminate the Plan.


              VALIDITY OF THE FON COMMON STOCK

     The validity of the original issue shares of FON Common
Stock to be purchased from Sprint under the Plan has been passed upon by Don A. Jensen, Vice President and Secretary of Sprint.


       INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Consistent with Kansas law, Article IV, Section 10, of the Bylaws of Sprint provides that we will indemnify directors and officers against expenses, judgments, fines and amounts paid in settlement in connection with any action, suit or proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Sprint. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful. Sprint has entered into indemnification agreements with its directors and officers. These agreements provide for the indemnification, to the full extent permitted by law, of expenses, judgments, fines, penalties and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of services as a director, officer, employee or agent of Sprint.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Sprint pursuant to the foregoing provisions, Sprint has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.



                       SPRINT CORPORATION




              AUTOMATIC DIVIDEND REINVESTMENT PLAN



                        FON Common Stock







                      _____________________

                           PROSPECTUS
                      _____________________


     We have not authorized any dealer, salesperson or other person to give any information or represent anything that is not contained in this Prospectus. You must not rely on any unauthorized information. This Prospectus does not offer to sell and is not a solicitation of an offer to buy any securities in any jurisdiction where it is unlawful. The information in this Prospectus is current only as of December ____, 1998.





                   Dated December _____, 1998

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.  Exhibits.

Exhibit
Number    Exhibit

 4A. Articles of Incorporation of Sprint Corporation. The rights of Sprint's equity security holders are defined in Article Fifth, Article Sixth, Article Seventh and Article Eighth of the Articles of Incorporation.

 4B. Rights Agreement dated as of November 23, 1998, between Sprint Corporation and UMB Bank, n.a. (filed as Exhibit
          4.1 to Amendment No. 1 to Sprint Corporation Registration Statement on Form 8-A relating to Sprint's PCS Group Rights, filed November 25, 1998, and incorporated herein by reference).

 4C.      Bylaws of Sprint Corporation.  Provisions regarding the
          Capital Stock Committee are set forth in Article IV,
          Section 13 of the Bylaws.

 4D.      Tracking Stock Policies of Sprint Corporation.

 4E.      Amended and Restated Standstill Agreement dated as of
          November 23, 1998, by and among Sprint Corporation,
          France Telecom, S.A. and Duetsche Telekom, A.G.

 5.       Opinion and consent of Don A. Jensen, Esq.

 23-A.    Consent of Ernst & Young LLP.

 23-B.    Consent of Deloitte & Touche LLP.

 23-C. Consent of Don A. Jensen, Esq. is contained in his opinion filed as Exhibit 5.

 24.      Power of Attorney.*


*Previously filed




                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westwood, State of Kansas, on the 3rd day of December, 1998.


                              SPRINT CORPORATION

                              By /s/ Don A. Jensen
                                  (Don A. Jensen, Vice President)



     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Name                      Title                             Date
                                                      )
                          Chairman of the Board       )
                          and Chief Executive Officer )
W. T. ESREY *             (Principal Executive        )
                          Officer)                    )
                                                      )
                          Executive Vice President-   )
                          Chief Financial Officer     )
                          (Principal Financial        )
/s/ A. B. Krause          Officer)                    )
(A. B. Krause)                                        )
                                                      )
                          Senior Vice President and   )
                          Controller                  )
                          (Principal Accounting       )
/s/ J. P. Meyer           Officer)                    )   December 3, 1998
(J. P. Meyer)                                         )
                                                      )
                          Director                    )
(DuBose Ausley)                                       )
                                                      )
WARREN L. BATTS *         Director                    )
                                                      )
                          Director                    )
(Michel Bon)                                          )
                                                      )
                                                      )

                                                      )
                          Director                    )
(Irvine O. Hockaday, Jr.                              )
Jr.)                                                  )
                                                      )
HAROLD S. HOOK *          Director                    )
                                                      )
/s/ Ronald T. LeMay       Director                    )    December 3, 1998
(Ronald T. LeMay)                                     )
                                                      )
                          Director                    )
(Linda K. Lorimer)                                    )
                                                      )
CHARLES E. RICE *         Director                    )
                                                      )
                          Director                    )
(Ron Sommer)                                          )
                                                      )
STEWART TURLEY *          Director                    )



/s/ A.B. Krause
* (A.B. Krause, as Attorney-in-Fact for
each of the above officers and directors,
pursuant to Power of Attorney filed with
this Registration Statement No.
33-58488)

                          INDEX EXHIBIT

Exhibit
Number    Exhibit


 4A.      Articles  of  Incorporation of Sprint Corporation.   The
          rights of Sprint's equity security holders are defined in Article Fifth, Article Sixth, Article Seventh and
          Article Eighth of the Articles of Incorporation.

 4B. Rights Agreement dated as of November 23, 1998, between Sprint Corporation and UMB Bank, n.a. (filed as Exhibit
          4.1   to   Amendment   No.  1  to  Sprint   Corporation
          Registration Statement on Form 8-A relating to Sprint's
          PCS   Group  Rights,  filed  November  25,  1998,   and
          incorporated herein by reference).

 4C. Bylaws of Sprint Corporation. Provisions regarding the Capital Stock Committee are set forth in Article IV,
          Section 13 of the Bylaws.

 4D.      Trading Stock Policies of Sprint Corporation.

 4E. Amended and Restated Standstill Agreement dated as of November 23, 1998, by and among Sprint Corporation,
          France Telecom, S.A. and Duetsche Telekom, A.G.

 5.       Opinion and consent of Don A. Jensen, Esq.

 23-A.    Consent of Ernst & Young LLP.

 23-B.    Consent of Deloitte & Touche LLP.

 23-C. Consent of Don A. Jensen, Esq. is contained in his opinion filed as Exhibit 5.

 24.      Power of Attorney.*

 *Previously filed.